September 18, 1998


EIP Microwave, Inc.
6950 S.W. Hampton Streete, Ste. 200
Portand, OR 97223

         Re:      1998 Stock Plan

Gentlemen:

         We have acted as counsel for EIP Microwave, Inc., a Delaware corporation (the "Company"), in connection with the Company's 1998 Stock Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the shares of the Company's common stock, $.01 par value per share (the "Common Stock"), that may be issued and sold pursuant to the Plan (and the authorized form of Stock Option Agreements and Restricted Stock Agreements thereunder) will be, when issued and sold in accordance with such Plan and Agreements, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company on or about September 21, 1998 to effect registration of the shares of Common Stock issued and sold pursuant to the Plan under the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            BAINBRIDGE GROUP,
                                            A Law Corporation


                                            By:  /s/ Michael E. Johnson
                                                 -----------------------
                                                     Michael E. Johnson







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